Exhibit 99.2

NEWS RELEASE

NASDAQ Listing Council Grants Atmel Stay of
February 9th Filing Deadline
SAN JOSE, CA, January 30, 2007 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that the NASDAQ Listing and Hearing Review Council, acting pursuant to its discretionary authority under NASDAQ Rule 4807(b), has called for review the NASDAQ Listing Qualifications Panel decision that established a deadline of February 9, 2007, for Atmel to file with the Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, as well as any necessary restatements for prior financial periods.
The Listing Council also determined to stay the Panel decision, including the February 9th deadline, as well as future Panel determinations to suspend the Company’s securities from trading, pending further action by the Listing Council. Atmel believes this action will provide it with additional time beyond February 9, 2007 to complete the Company’s previously announced independent investigation related to its stock option practices and accounting, and finalize and file with the SEC the delayed quarterly reports and any necessary restatements for prior financial periods. The Listing Council informed the Company that it may submit in writing additional information for the Listing Council’s consideration. There can be no assurance that the outcome of the Listing Council’s review will be favorable to Atmel or that Atmel will remain listed on the NASDAQ Global Select Market.
As previously announced on July 25, 2006, the Audit Committee of the Company’s Board of Directors initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. On October 30, 2006, the Company announced that the Audit Committee, with the assistance of independent legal and forensic accounting experts, had reached a determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Stock Issued to Employees (“APB25”), the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. Based on the Audit Committee’s determination, the Company expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expenses.
The Audit Committee has not completed its work nor reached final conclusions, including with regard to the accounting and tax implications of the stock option investigation. The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Safe Harbor for Forward-Looking Statements
Information in this release regarding the timing of the completion of the Audit Committee’s independent review, the filing of the Company’s delayed and restated SEC reports, the status of and determinations resulting from the Audit Committee’s independent review, as well as other expectations and beliefs, are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
The Audit Committee has not completed its work in connection with its review of past stock option grants and other potentially related issues, including with regard to the accounting and tax implications of the stock option investigation, and the determinations discussed in this press release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677